ZACHARY BANCSHARES, INC. AND SUBSIDIARY



                        TABLE OF CONTENTS



President's
Message.....................................................       2
Independent Auditor's
Report......................................................       3
  Financial Statements:
  Consolidated Balance Sheets
    December 31, 1998 and 1997..............................       4
  Consolidated Statements of Income
    for the years ended December 31, 1998 and 1997..........       5
  Consolidated Statements of Changes in Stockholders'
    Equity for the years ended December 31, 1998
          and 1997..........................................       6
  Consolidated Statements of Cash Flows for the
    years ended December 31, 1998 and 1997..................     7-8
  Notes to Consolidated Financial Statements
    December 31, 1998 and 1997..............................    9-23
    Condensed Consolidated Balance Sheets
    December 31, 1998, 1997, 1996, 1995 and 1994............      24
  Condensed Consolidated Statements of Income
    for the years ended December 31, 1998, 1997, 1996,
         1995, and 1994.....................................      24
  Average Balance Sheets and Interest Rate Analysis
    for the years ended December 31, 1998 and 1997..........      25
  Interest Differential for the year ended December 31,
    1998....................................................      26
  Condensed Consolidated Statements of Income
    for the quarter periods in the year ended
    December 31, 1998.......................................      26
     Condensed Consolidated Statements of Income
    for the quarter periods in the year ended
    December 31, 1997.......................................      27
Management's Discussion and Analysis
     and Results of Operation...............................    8-33
Officers....................................................      34
Board of Directors..........................................      34
Bank Locations..............................................      34





                                1
                    ZACHARY BANCSHARES, INC.

                                             March 9, 1999

Dear Shareholders:

     Zachary Bancshares, Inc. had income of $1,047,660 in 1998 as compared to $927,402 in 1997. Our Board of Directors paid a cash dividend of $1.90 in 1998 as compared to $1.75 in 1997 and our 1998 return on average equity was 12.71%.

      The  Bank's total assets increased from $77,805,680  as  of
December 31, 1997 to $83,787,719 as of December 31, 1998.   Total
loans grew from  $46,141,573  in 1997 to $52,372,002 in 1998.

      The  construction of our new main office is  proceeding  as
scheduled and we hope to move in by the end of April.   The  City
of Zachary has approved purchasing all of our existing land and buildings at our main office location.

      Zachary over the past few years has really grown as it has become the primary trade area for East and West Feliciana Parishes and the southern part of Mississippi. In 1998, the City of Zachary issued 102 new residential building permits and a total of 82 new business applications were filed. The Zachary Chamber of Commerce reported 307 new residents in Zachary in 1998.

      A total of five new subdivisions were opened in Zachary in 1998. In a short time, an investor may purchase a large tract of land on Highway 64 to develop a golf course and country club with residential and commercial properties.

      Over the past year, many people have moved to our bank because of our friendly customer service. With our move to our new bank building, we feel our growth in new customers will only increase.

     This year's results would not have been possible without the dedication of the directors, officers and employees. Thanks to everyone for a team effort and a very good year for the Bank of Zachary. Also, let me thank you, the shareholders, for your continued support not only for this year but for the previous years. We look forward to 1999 and the year 2000 with anticipation and excitement as we face the challenges associated with the new millenium.

      Soon after you receive this annual statement, our new main office should be finished. We invite you to come by and have a cup of coffee and see the new facility. I remain,

                                     Sincerely,



                                            Harry S. Morris, Jr.
                                          President
                                2
                  HANNIS T. BOURGEOIS,  L.L.P.
                  CERTIFIED PUBLIC ACCOUNTANTS
                  2322 TREMONT DRIVE, SUITE 200
                      BATON ROUGE, LA 70809



                                        January 08, 1999


To the Shareholders
  and Board of Directors
Zachary Bancshares, Inc. and Subsidiary
Zachary, Louisiana

We have audited the accompanying Consolidated Balance Sheets of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In  our  opinion,  the financial statements referred  to  above present fairly, in all material respects, the financial position of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended, in conformity with gener ally accepted accounting principles.

                                Respectfully submitted,








                                3

             Zachary Bancshares, Inc. and Subsidiary
                   CONSOLIDATED BALANCE SHEETS
                   December 31, 1998 and 1997

                             ASSETS
                                                      1998         1997
Cash and Due from Banks                           $ 2,815,507  $ 2,481,869
Interest Bearing Deposits in Other  Institutions    1,701,873       95,046
Reserve Funds Sold                                  6,175,000    1,700,000
Securities Available for Sale (Amortized
  Cost of $17,563,961 and $25,624,161) -           17,572,539   25,620,114
Loans                                              52,372,002   46,141,573
   Less: Allowance for Loan Losses                   (858,856)    (771,850)
                                                   51,513,146   45,369,723
Bank Premises and Equipment                         3,067,869    1,693,887
Other Real Estate                                     191,592      217,401
Accrued Interest Receivable                           518,258      558,501
Other Assets                                          231,935       69,139

     Total Assets                                  83,787,719   77,805,680
                           LIABILITIES
Deposits
   Noninterest Bearing                             17,636,206   14,418,082
   Interest Bearing                                56,814,190   54,762,690
                                                   74,450,396   69,180,772
Accrued Interest Payable                              231,360      188,188
Other Liabilities                                     203,202      221,985
     Total Liabilities                             74,884,958   69,590,945

                      STOCKHOLDERS' EQUITY
Common Stock - $10 par value;
   authorized 2,000,000 shares;
   issued 216,000 shares                            2,160,000    2,160,000
Surplus                                             1,480,000    1,480,000
Retained Earnings                                   5,703,759    5,024,066
Accumulated Other Comprehensive Income                  5,662       (2,671)
Treasury Stock - 22,333 Shares, at Cost              (446,660)    (446,660)
    Total Stockholders' Equity                      8,902,761    8,214,735

    Total Liabilities and Stockholders'
       Equity                                     $83,787,719  $77,805,680





The accompanying notes are an integral part of these financial statements
                                4
             Zachary Bancshares, Inc. and Subsidiary
                CONSOLIDATED STATEMENTS OF INCOME
         for the years ended December 31, 1998 and 1997
                                             1998         1997
Interest Income:
  Interest and Fees on Loans              $4,450,667   $3,601,644
  Interest on Securities                    1,352,543   1,758,344
  Other Interest Income                       288,461     112,694
      Total Interest Income                 6,091,671   5,472,682
Interest Expense:
  Interest Expense on Deposits              2,324,265   2,148,247
  Interest Expense on Borrowings                  681       -
      Total Interest Expense                2,324,946   2,148,247

      Net Interest Income                   3,766,725   3,324,435

Provision for Loan Losses                     190,565      30,854

      Net Interest Income after
          Provision for Loan Losses         3,576,160   3,293,581

Other Income:
    Service Charges on Deposit Accounts       497,413     505,552
    Loss on Securities                          -          (5,392)
    Other Operating Income                    167,651     158,308

      Total Other Income                      665,064     658,468

      Income before Other Expenses          4,241,224   3,952,049

Other Expenses:
  Salaries and Employee Benefits            1,485,386   1,462,089
  Occupancy Expense                           185,397     162,977
  Net Other Real Estate Expense                12,366       5,648
  Other Operating Expenses                    973,973     924,521

      Total Other Expenses                  2,657,122   2,555,235

      Income before Income Taxes            1,584,102   1,396,814
Applicable Income Tax                         536,442     469,412
         Net Income                        $1,047,660  $  927,402

Per Share
      Net Income
                                           $     5.41  $     4.79

      Cash Dividends
                                           $     1.90  $     1.75


The accompanying notes are an integral part of these financial statements.

                                5
             Zachary Bancshares, Inc. and Subsidiary

   CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

         for the years ended December 31, 1998 and 1997

                                              ACCUMULATED
                                                 OTHER                TOTAL
                  COMMON           RETAINED COMPREHENSIVE TREASURY STOCKHOLDERS'
                  STOCK   SURPLUS  EARNINGS    INCOME       STOCK     EQUITY
Balances,
 January 1, 1997$2,160,000$1,480,000 $4,435,582 $(17,046)  $(446,660)$7,611,876

Comprehensive Income:
     Net Income                         927,402                         927,402
     Change in Unrealized
        Gain (Loss) on Securities
        Available for Sale                         8,983                  8,983
     Less:  Reclassification
        Adjustment                                 5,392                  5,392

     Total Comprehensive
        Income                                                          941,777
Cash Dividends                         (338,918)                       (338,918)

Balances,
  December 31, 1997$2,160,000$1,480,000$5,024,066$ (2,671)$(446,660)$8,214,735

Comprehensive Income:                   1,047,660                    1,047,660
     Net Income
     Change in Unrealized
        Gain (Loss) on Securities
        Available for Sale                          8,333                8,333
     Less:  Reclassification
        Adjustment                                    -                    -

     Total Comprehensive
         Income                                                      1,055,996

Cash Dividends                         (367,967)                      (367,967)

Balances,
  December 31, 1998$2,160,000$1,480,000$5,703,759$  5,662 $(446,660)$8,902,761






  The accompanying notes are an integral part of these financial statements.



                                6
             Zachary Bancshares, Inc. and Subsidiary
              CONSOLIDATED STATEMENTS OF CASH FLOWS
         for the years ended December 31, 1998 and 1997

                                                      1998             1997
Cash Flows From Operating Activities:

  Net Income                                      $ 1,047,660      $  927,402
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
     Provision for Loan Losses
                                                      190,565          30,854
     Provision for Depreciation and Amortization
                                                      202,714         180,180
     Stock Dividends - Federal Home Loan Bank Stock   (17,500)        (14,300)
     Net Accretion Securities Discounts                (2,335)        (14,017)
        Loss on Sale of Securities                        -             5,392
        Gain on Sale of Other Real Estate                 -           (11,685)
        Decrease in  Accrued  Interest Receivable      40,243          54,067
        (Increase) Decrease in Other Assets          (162,796)         13,185
        Increase in Accrued Interest Payable           43,172           2,900
           Increase (Decrease) in Other Liabilities   (23,056)        153,585

Net Cash Provided by Operating Activities           1,318,667       1,327,563

Cash Flows From Investing Activities:

  Net Increase in Reserve Funds Sold               (4,475,000)       (850,000)
  Purchases of Securities Available for Sale         (885,998)     (7,054,996)
Maturities or Calls of Securities Available for Sale5,500,000       4,000,000
Principal Paymentson Mortgage Backed Securities     3,466,034       1,078,682
Proceeds from Sales of Securities Available For Sale    -           8,929,725
     Net Increase in Loans                         (6,334,008)     (8,960,751)
  Purchases of Premises and Equipment              (1,576,696)       (534,628)
  Proceeds from Sales of Other Real Estate             25,809         202,465

Net Cash Used in Investing Activities              (4,279,859)     (3,189,503)


                           (CONTINUED)
                                7

             Zachary Bancshares, Inc. and Subsidiary
              CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (CONTINUED)

          for the years ended December 31, 1998 and 1997


                                               1998              1997
Cash Flows From Financing Activities:
  Net Increase (Decrease) in Demand
    Deposits, NOW Accounts and
      Savings Accounts                       4,394,721        (1,556,661)
  Net Increase in Certificates of Deposit      874,903         2,568,164
  Cash Dividends                              (367,967)         (338,918)
Net Cash Provided by Financing Activities    4,901,657           672,585

 Increase (Decrease) in Cash and Interest
   Bearing Deposits                          1,940,465        (1,189,355)

 Cash and Interest Bearing
   Deposits -Beginning of Year               2,576,915         3,766,270

 Cash and Interest Bearing
   Deposits-End of Year                    $ 4,517,380      $  2,576,915


Supplemental Disclosures of Cash Flow Information:
  Noncash Investing Activities:

  Increase in Unrealized Gain
      on Securities Available for Sale     $    12,626      $     21,781

  Change in Deferred Tax Effect on
    Unrealized Gain  on Securities
      Available for Sale                   $   ( 4,293)     $     (7,406)

  Cash Payments for:
    Interest Paid on Deposits              $  2,281,093     $  2,145,347

    Income Tax Payments                    $    549,500     $    475,000




The accompanying notes are an integral part of these financial statements.


                                8
             Zachary Bancshares, Inc. and Subsidiary

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                   December 31, 1998 and 1997

Note A - Summary of Significant Accounting Policies -
     The accounting principles followed by Zachary Bancshares, Inc. and its wholly-owned Subsidiary, Bank of Zachary, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

Principles of Consolidation
     The consolidated financial statements include the accounts of Zachary Bancshares, Inc. (the Company), and its wholly-owned subsidiary, Bank of Zachary (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral.

    The Bank's loans are generally secured by specific items of collateral including real property, consumer assets, and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on local economic conditions.

     While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.


                                9
Securities

     Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Bank had no securities classified as held to maturity or trading at December 31, 1998 or 1997.

     Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans
     Loans are stated at principal amounts outstanding, less the allowance for loan losses. Interest on commercial and individual loans is accrued daily based on the principal outstanding.

     Generally, the Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. Interest income is subsequently recognized only to the extent cash payments are received. The Bank classifies loans as impaired if, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is based on the present value of the expected future cash flows discounted at the loan's effective interest rate or the loan's observable market price or based on the fair value of the collateral if the loan is collateral-dependent.

 Allowance for Loan Losses

     The allowance for loan losses is maintained at a level which in management's judgment is adequate to absorb credit losses inherent in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrow ers; and other judgmental factors. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Although management uses available information to recognize losses on loans, because of uncertainties associated with local economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that a material change could occur in the allowance for loan losses in the near term. However, the amount of the change that is reasonably possible cannot be estimated.


                               10
      The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

Bank Premises and Equipment
      Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax reporting.

     The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

    Expenditures for maintenance and repairs are charged to operations as incurred. Cost of major additions and improvements are capitalized.

Other Real Estate
    Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is lower of cost or fair value, minus estimated costs to sell. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to Net Other Real Estate Expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

Income Taxes

           The provision for income taxes is based on income as reported in the financial statements. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income taxes purposes. Thus provisions for deferred taxes are recorded in recognition of such timing differences.

     Deferred taxes are provided utilizing a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

     The corporation and its subsidiary file a consolidated fed eral income tax return. In addition, state income tax returns are filed individually by the Company in accordance with state statutes.





                               11
Earnings per Common Share

     In February 1997, Statement of Financial Accounting Standard No. 128 "Earnings Per Share" ("SFAS No. 128") was issued which establishes standards for computing and presenting earnings per share (EPS). Under SFAS No. 128, primary EPS is replaced with basic EPS. Basic EPS is computed by dividing income applicable to common shares by the weighted average shares outstanding; no dilution for any potentially convertible shares is included in the calculation. Fully diluted EPS, now called diluted EPS, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. At December 31, 1998, the Company had no convertible shares or other contracts to issue common stock. The weighted average number of shares of common stock used to calculate basic EPS was 193,667 for the years ended December 31, 1998 and 1997, respectively.

Statements of Cash Flows

    For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing).

Comprehensive Income

     The Financial Accounting Standards Board (FASB) issued Statement No. 130 "Reporting Comprehensive Income." which became effective for fiscal years beginning after December 15, 1997. This statement established standards for the reporting and display of comprehensive income and its components which are revenues, expenses, gains, and losses that under GAAP are included in comprehensive income but excluded from net income. The Company adopted this statement in 1998. The components of comprehensive income are disclosed in the Statements of Changes in Stockholder's Equity for all periods presented.

Current Accounting Developments

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of financial information from operating segments in annual and interim financial statements. SFAS No. 131 requires that financial information be reported on the same basis that it is reported internally for evaluating segment performance and allocating resources to segments. The adoption of this statement had no effect on the financial statements as of December 31, 1998.

     In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits. FASB Statement No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits. The adoption of this statement in 1998 had no material impact on the Company's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The provisions of this statement will be effective for the Company's year end December 31, 1999. Management does not believe that the impact of adopting this statement will have a material impact on the Company's financial position or results of operation.


                               12
     In early 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP"). The SOP is effective for fiscal years beginning after December 15, 1998 and will require costs of start-up activities and organization costs to be expenses as incurred. Any such unamortized costs on the date of adoption of the new standard will be written off and reflected as a cumulative effect of a change in accounting principle. The adoption of this statement in 1999 should not have a material impact on the financial statements of the Company.

Note B - Cash and Due from Banks -

     The  Bank  is  required by federal law  to  maintain  cash
reserve  balances.   The  average  cash  balance  required  for
1998 and 1997 was $616,000 and $572,000, respectively.


Note C - Securities -

           Amortized cost amounts and fair values of securities available for sale at December 31, 1998 and 1997 are summarized as follows:

                                                    1998
                                            GROSS          GROSS
                           AMORTIZED      UNREALIZED     UNREALIZED    FAIR
                             COST           GAINS          LOSSES      VALUE
Securities of Other
  U.S. Government
   Agencies              $ 9,011,142   $    61,958   $    -         $9,073,100

Mortgage-Backed
  Securities               4,625,166        43,356      (2,931)      4,665,591

Collateralized Mortgage
   Obligations             3,595,553         -         (93,805)     3,501,748

Equity Securities            332,100         -             -          332,100

       Total             $17,563,961    $  105,314   $ (96,736)   $17,572,539



                               13

                                                  1997
                                          GROSS          GROSS
                        AMORTIZED       UNREALIZED     UNREALIZED     FAIR
                           COST           GAINS          LOSSES       VALUE
U.S. Treasury
  Securities        $   1,980,063    $     10,562      $   -       $1,990,625

Securities of Other
  U.S. Government
    Agencies           12,519,211           59,201      (3,674)    12,574,738
  Mortgage-Backed
    Securities          5,694,931           50,409        (971)     5,744,369
Collaterized Mortgage
    Obligations         5,166,656             -       (119,574)     5,047,082

Equity Securities         263,300             -            -          263,300

    Total             $25,624,161      $  120,172    $(124,219)   $25,620,114

    The amortized cost and fair values of securities available for sale as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                      AMORTIZED        FAIR
                                        COST           VALUE
        Within One Year             $5,995,225     $6,016,100
        One to Five Years            1,002,888      1,009,000
        Five to Ten Years              997,784      1,020,000
        Ten to Fifteen Years         1,015,245      1,028,000
                                    $9,011,142     $9,073,100

    Securities available for sale with a fair value of $15,462,474 and $20,360,176 at December 31, 1998 and 1997,
were pledged as collateral on public deposits and for other purposes as required or permitted by law.

    The Company has invested in Federal Home Loan Bank Stock which is included in Equity Securities and is reflected at the lower of cost or market in these financial statements. The cost of these securities was $332,100 with no unrealized gains or loss at December 31, 1998.

     Gross  realized  gains  and losses  from  the  sale  of
securities  for the years ended December 31, 1998  and  1997 are as follows:

                                       1998          1997

        Realized Gains               $   -      $    4,449
        Realized Losses                  -          (9,841)
                                     $   -       $  (5,392)
                               14
Note D - Loans -

      An analysis of the loan portfolio at December 31, 1998 and 1997, is as follows:

                                        1998       % of        1997       %of
                                      Balances     Loans      Balances    Loans

   Real  Estate Loans - Construction $ 5,086,020    9.71%  $ 4,464,490   9.68%
   Real Estate Loans - Mortgage       26,824,063   51.22    28,568,164  61.91
   Loans  to Farmers                      63,370     .12        81,779    .18
   Commercial and Industrial Loans    17,142,525   32.73    10,138,068  21.97
   Loans to Individuals                3,127,188    5.97     2,775,044   6.01
   All Other Loans                       128,836     .25       114,028    .25
                  Total Loans        $52,372,002  100.00%  $46,141,573 100.00%


     The Bank had non-performing loans on a non-accrual basis totaling $126,829 and $216,598 at December 31, 1998 and 1997, re
spectively. The Bank recognized $4,455 and $4,962 in interest in come relating to these loans during the years ended December 31, 1998 and 1997. Had the loans been performing, approximately $5,811 and $18,035 of additional interest income would have been recognized for the years ended December 31, 1998 and 1997. Loans contractually past due 90 days or more, in addition to loans on non-accrual, were $26,631 and -0- at December 31, 1998 and 1997, respectively. The Company has no impaired loans at December 31, 1998, in accordance with SFAS No. 114.

     The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its executive officers, directors and their affiliates in the ordinary course of business. The amount of such related party loans was $540,254 and $654,083 at December 31, 1998 and 1997, respectively. An analysis of the aggregate of these loans for 1998, is as follows:


      Balance  - Beginning of  Year          $ 654,083
      New Loans                                143,049
      Repayments                              (256,878)
      Balance - End of Year                  $ 540,254

Note E - Allowance for Loan Losses -

     Following is a summary of the activity in the allowance
  for loan losses:
                                                 1998          1997
        Balance - Beginning of Year           $ 771,850     $ 820,227
        Current Provision from Income           190,565        30,854
        Recoveries of Amounts Previously
          Charged Off                            46,281        16,569
        Amounts Charged Off                    (149,840)      (95,800)
        Balance - End of Year                 $ 858,856     $ 771,850


                               15
  Ratio of Reserve for Possible Loan Losses to
    Non-Performing Loans at End of Year         677.18%        356.35%
  Ratio of Reserve for Possible Loan Losses to
    Loans Outstanding at End of Year              1.64%          1.67%
  Ratio of Net Loans Charged Off to Average
    Loans Outstanding for  the year                .21%           .19%

  Note F - Bank Premises and Equipment -
     Bank premises and equipment costs and the related accumulated depreciation at December 31, 1998 and 1997, are as follows:

                                            ACCUMULATED
                              ASSET COST    DEPRECIATION           NET
   December 31, 1998:
    Land                      $  450,908    $   -               $  450,908
    Bank Premises                743,265      492,410              250,855
    Furniture and Equipment    1,687,232    1,097,050              590,182
    Construction in Progress   1,775,924        -                1,775,924
                              $4,657,329   $1,589,460           $3,067,869
   December 31, 1997:
     Land                     $  450,908   $    -               $  450,908
     Bank Premises               743,265      475,118              268,147
     Furniture and Equipment   1,651,862      928,691              723,171
     Construction in Progress    251,661        -                  251,661
                              $3,097,696   $1,403,809           $1,693,887

     The provision for depreciation charged to operating expenses was $202,714 and $180,180, respectively, for the years ended December 31, 1998 and 1997. The construction in progress represents the cost to date of the new main office facility as further discussed in Note O.

  Note G - Deposits -

    Following is a detail of deposits:
                                               1998         1997
    Demand Deposit Accounts                $17,636,206  $14,418,082
    NOW and Super NOW Accounts              11,489,734   10,341,151
    Money Market Accounts                    3,987,876    4,639,948
    Savings Accounts                         8,489,733    7,809,647
    Certificates of Deposit Over $100,000   15,716,515   15,437,497
    Certificates of Deposit                 17,130,332   16,534,447
                                           $74,450,396  $69,180,772

     Interest expense on certificates of deposit over  $100,000 for the years ended December 31, 1998 and 1997, amounted to $904,665 and $610,768, respectively.

     Public fund deposits at December 31, 1998 and 1997, were $13,437,325 and $14,664,896, respectively.

                               16
Note H - Stockholders' Equity and Regulatory Matters -

      Stockholders' Equity of the Company includes the undistributed earnings of the Bank. Dividends are paid by the Company from its assets which are provided primarily by dividends from the Bank. Dividends are payable only out of retained earnings and current earnings of the Company.

     Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. Louisiana statutes require approval to pay dividends in excess of a state bank's earnings in the current year plus retained net profits for the preceding year. As of January 1, 1999, the Bank had retained earnings of $6,284,284 of which $1,246,825 was available for distribution without prior regulatory approval.

     The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Company's financial statements. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines involving quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company and the Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios. As detailed below, as of December 31, 1998 and 1997, the Company met all of the capital requirements to which it is subject.

    As of December 31, 1998 and 1997, the Company was categorized as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the most recent notification that management believes have changed the prompt corrective action category.

    Following is a summary of capital levels at December 31, 1998 and 1997:

                                                              TO BE WELL
                                                           CAPITALIZED UNDER
                        ACTUAL    REQUIRED FOR CAPITAL     PROMPT CORRECTIVE
                        RATIOS     ADEQUACY PURPOSES       ACTION PROVISIONS
As of December 31,
    1998:

  Total Capital (to
    Risk-Weighted
    Assets)             18.12%           8.00%                   10.00%

  Tier I Capital(to
    Risk-Weighted
    Assets)             16.87%           4.00%                    6.00%

  Tier I Leveraged
    Capital (to
    Average Assets)     10.42%           4.00%                    5.00%

                               17
                                                             TO BE WELL
                                                           CAPITALIZED UNDER
                        ACTUAL    REQUIRED FOR CAPITAL     PROMPT CORRECTIVE
                        RATIOS     ADEQUACY PURPOSES       ACTION PROVISIONS

As of December 31,
    1997:

  Total Capital(to
    Risk-Weighted
    Assets)             19.22%          8.00%                   10.00%

  Tier I Capital(to
    Risk-Weighted
    Assets)             18.14%          4.00%                    6.00%

  Tier I Leveraged
    Capital(to
    Average Assets)     10.38%          4.00%                    5.00%

    Under current regulations, the Bank is limited in the amount it may loan to its Parent. Loans to the Parent may not exceed
10% of the Bank's capital and surplus. There were no loans outstanding at December 31, 1998 and 1997.

  Note I - Employee Benefit Plans -

    The Bank of Zachary has a defined contribution Profit Sharing Plan and Trust for its qualified employees. Each year the Board of Directors of the Bank determines the Bank's contribu tion. No contribution is required by qualified participants. Contributions charged to expense for this plan were $55,260 and $56,839 for the years ended December 31, 1998 and 1997.

    In addition, the Bank has a 401(K) plan for those employees who meet the necessary eligibility requirements. Covered employees may voluntarily contribute 1% to 15% of gross pay to the plan. The Bank matched one-half of the employee's contri bution to a maximum of 7% of gross pay in 1998 and 1997. Contributions charged to expense for this plan were $29,740 and $28,161 for the years ended December 31, 1998 and 1997, respectively.

Note J - Other Operating Expenses -

    An analysis of Other Operating Expenses for the years ended December 31, 1998 and 1997, is as follows:
                                           1998         1997
      Data Processing                    $ 33,496     $ 29,093
      Computer and Office Expenses        310,841      320,221
      Professional Fees                   173,378      141,288
      Other                               456,258      433,919
                                         $973,973     $924,521






                               18
Note K - Income Tax -

     The  total  provision for  income taxes charged   to  income
  amounted   to  $536,442  and  $469,412  for  1998   and   1997,
  respectively. The provisions represent effective tax rates of 34% in 1998 and 1997.

     Following  is  a reconciliation between income  tax  expense based on the federal statutory tax rates and income taxes reported in the statements of income.
                                              1998             1997
    Income Taxes Based on Statutory
      Rate  -  34%  in 1998 and 1997      $   538,595       $  474,917
    Other - Net                                (2,153)          (5,505)
                                          $   536,442       $  469,412

  The components of consolidated income tax expense are:
    Provision for Current Taxes           $   564,120       $  477,610
    Provision(Credit) for
      Deferred Taxes                          (27,678)          (8,198)
                                          $   536,442       $  469,412

     A deferred income tax liability of $36,817 is included in other liabilities at December 31, 1998 and a deferred income tax liability of $60,202 is included in other liabilities at December 31, 1997.

     The deferred tax provision consists of the following timing differences:

                                            1998         1997
  Accumulated Depreciation for Tax
   Reporting in Excess of Amount
   for Financial Reporting                $ 24,228     $  7,433

  Provision for Loan Losses
   for Financial Reporting in
   Excess of Amount for Tax                (43,745)      (9,594)

  Accretion Income for Tax Reporting
    In Excess of Financial Reporting        (6,045)      (9,320)

  Hospitalization Expense for Financial
    Reporting in Excess of Amount for
      Tax Reporting                         (2,116)         -

  Hospitalization Expense for Tax
    Reporting in Excess of Amount
    for Financial Reporting                    -          3,283
                                          $(27,678)   $  (8,198)



                               19
      The net deferred tax liability consist of the following components at December 31, 1998 and 1997:
                                            1998            1997
  Depreciation                          $(69,330)        $(45,102)
  Provision for Loan Losses               37,630           (6,115)
  Accretion Income                       (20,300)         (26,345)
  Self-Insured Hospitalization Plan       18,100           15,984
  Unrealized (Gain) Loss on Securities
    Available for Sale                    (2,917)           1,376
  Total Deferred Tax Liability          $(36,817)        $(60,202)

Note L - Off-Balance-Sheet Instruments -

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

      In the normal course of business the Bank has made commitments to extend credit of $8,519,300 and $6,343,932 as of
December 31, 1998 and 1997, respectively. Commitments as of December 31, 1998 include unfunded loan commitments aggregating $8,387,000 and letters of credit of $132,300. Commitments as of December 31,1997 include unfunded loan commitments aggregating $6,263,132 and letters of credit of $80,800.

    The Bank has two lines of credit available to assist in the management of short-term liquidity. One line is with another financial institution and totals $2,000,000. The second is with the Federal Home Loan Bank of Dallas and is for approximately $6,738,000. Total available lines of credit as of December 31, 1997 were $8,844,000. No funds were drawn on any of these lines at December 31, 1998 or 1997.

Note M - Fair Value of Financial Instruments -

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash  and  Short-Term  Investments -  For  those  short-term
instruments,   the  carrying amount is a reasonable  estimate  of
fair value.

     Securities - Fair value of securities held to maturity and available for sale is based on quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.



                               20
     Loans  -  The  fair  value  for  loans  is  estimated  using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss which was used to measure the credit risk, is subtracted from loans.

     Deposits - The fair value of demand deposits, savings account, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.

     Commitments to Extend Credit and Standby Letters of Credit -
The fair values of commitments to extend credit and standby letters of credit do not differ significantly from the commitment amount and are therefore omitted from this disclosure.

     The   estimated  approximate  fair  values  of  the   Bank's
financial  instruments  as of December 31, 1998 and 1997  are  as follows:
                                                    1998
                                       CARRYING             FAIR
                                        AMOUNT              VALUE
    Financial Assets:
      Cash and Short-Term Investments $10,692,380        $10,692,380
      Securities                       17,572,539         17,572,539
      Loans-Net                        51,513,146         51,366,000
                                      $79,778,065        $79,630,919

  Financial Liabilities:
  Deposits                            $74,450,396        $72,889,000

                                                    1997
                                        CARRYING            FAIR
                                         AMOUNT             VALUE
  Financial Assets:

    Cash and Short-Term Investments   $ 4,276,915        $ 4,276,915
    Securities                         25,620,114         25,620,114
    Loans-Net                          45,369,723         45,915,000
                                      $75,266,752        $75,812,029
  Financial Liabilities:
    Deposits                          $69,180,772        $69,025,828

Note N - Concentrations of Credit -

         The majority of the Bank's business activities are with customers in the Bank's market area, which consists primarily of East Baton Rouge and adjacent parishes. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are shown in Note D. Most of the Bank's credits are to individuals and small businesses secured by real estate. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $1,000,000.



                               21
Note O - Commitments and Contingencies -

       The Bank has entered into a contract for the construction of a new main office facility to be located in Zachary, Louisiana. The estimated construction cost of the facility per the contract is $2,916,826. The project began in the first quarter of 1998 with completion anticipated in the second quarter of 1999. The project is expected to have an impact on the results of operations primarily through increased depreciation expense. Financing alternatives are currently being evaluated. Payments related to this contract through December 31, 1998 total $1,703,220.

        In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note P - Financial Information - Parent Company Only -

  The financial statements for Zachary Bancshares, Inc. (Parent
  Company) are presented below:
                         BALANCE SHEETS

                   December 31, 1998 and 1997

                                               1998          1997
  Assets:

    Cash                                   $  412,816     $  429,932
    Investment in Subsidiary                8,489,945      7,811,482
    Other Assets                               27,678          -

        Total Asset                        $8,930,439     $8,241,414

  Liabilities:

    Income Tax Payable                     $   27,678     $    6,059
    Due to Subsidiary                           -             20,620
         Total Liabilities                 $   27,678     $   26,679

  Stockholders' Equity:

    Common Stock                           $2,160,000     $2,160,000
    Surplus                                 1,480,000      1,480,000
    Retained Earnings                       5,709,421      5,021,395
    Treasury Stock                           (446,660)      (446,660)
        Total Stockholders' Equity         $8,902,761     $8,214,735
  Total Liabilities and Stockholders'
              Equity                       $8,930,439     $8,241,414




                               22

                          STATEMENTS OF INCOME

             for the years ended December 31, 1998 and 1997

                                             1998           1997
Income:
   Dividend from Subsidiary              $   384,300     $  360,000

Expenses:
   Operating Expenses                         11,228         15,515
Income before Equity in Undistributed
   Net Income of Subsidiary                  373,072        344,485

Equity in Undistributed Net Income
  of Subsidiary                              670,130        576,695

     Net Income before Income Taxes        1,043,202        921,180

Applicable Income Tax Expense (Benefit)       (4,458)        (6,222)

        Net  Income                       $1,047,660     $  927,402

                    STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1998 and 1997

                                              1998           1997
Cash Flows From Operating Activities:

   Net Income                              $1,047,660     $  927,402
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
      Equity in Undistributed Net Income
           of   Subsidiary                   (670,130)      (576,695)
      (Increase) Decrease in Other Assets     (27,678)        37,577
      Decrease in Due to Subsidiary           (20,620)        (8,832)
      Increase in Income Tax Payable           21,619          6,059
Net Cash Provided by Operating Activities     350,851        385,511

Cash Flows From Financing Activities:

     Dividends Paid                          (367,967)      (338,918)
Net Cash Used in Financing Activities        (367,967)      (338,918)

Net Increase (Decrease) in Cash               (17,116)        46,593

Cash - Beginning of Year                      429,932        383,339

Cash - End of Year                         $  412,816     $  429,932






                               23
             Zachary Bancshares, Inc. and Subsidiary
              CONDENSED CONSOLIDATED BALANCE SHEETS
          December 31, 1998, 1997, 1996, 1995 and 1994
                             ASSETS
                     1998         1997        1996        1995        1994
Cash and Due
  from Banks     $ 4,517,380 $ 2,576,915  $ 3,766,270  $ 2,413,042 $ 2,592,065
Securities        23,747,539  27,320,114   33,378,819   32,774,648  31,785,000
Loans             51,513,146  45,369,723   36,439,826   29,607,051  27,421,397
Other Assets       4,009,654   2,538,928    2,442,512    2,075,694   2,609,584

  Total Assets   $83,787,719 $77,805,680  $76,027,427  $66,870,435 $64,408,046


              LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits         $74,450,396 $69,180,772  $68,169,269  $59,356,525 $58,404,821
Other Liabilities    434,562     410,173      246,282      346,503     324,754
Stockholders'
  Equity           8,902,761   8,214,735    7,611,876    7,167,407   5,678,471
Total Liabilities
 and Stockholders'
  Equity         $83,787,719 $77,805,680  $76,027,427  $66,870,435 $64,408,046

Selected Ratios:
Loans to Assets       61.48%      58.31%       47.93%       44.27%      42.57%
Loans to Deposits     69.19%      65.58%       53.45%       49.88%      46.95%
Deposits to Assets    88.86%      88.91%       89.66%       88.76%      90.68%
Equity to Assets      10.63%      10.56%       10.01%       10.72%       8.82%
Return on Avg Assets   1.29%       1.23%        1.11%        1.14%       1.11%
Return on Avg Equity  12.71%      11.71%       11.50%       12.13%      12.19%


           CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 1998, 1997, 1996, 1995 and 1994

                       1998        1997         1996       1995        1994
Interest Income   $ 6,091,671 $ 5,472,682  $ 5,119,871  $4,684,130  $ 4,188,994
Interest Expense    2,324,946   2,148,247    2,126,280   1,826,859    1,356,065
Net Interest Income 3,766,725   3,324,435    2,993,591   2,857,271    2,832,929
Provision (Credit)
  for Loan Losses     190,565      30,854        -         (77,374)     (42,338)
Net Interest after
 Provision for
  Loan Losses       3,576,160   3,293,581    2,993,591    2,934,645   2,875,267
Other Income          665,064     658,468      600,993      542,664     445,561
Other Expenses      2,657,122   2,555,235    2,362,389    2,326,014   2,218,122
Income before
  Income Taxes      1,584,102   1,396,814    1,232,195    1,151,295   1,102,706
Applicable Income
  Tax Expense         536,442     469,412      412,869      385,512     377,470

   Net Income     $ 1,047,660  $  927,402   $  819,326  $   765,783 $   725,236

Per Share:
   Net Income     $      5.41  $     4.79   $     4.23  $      3.95 $      3.75

  Cash Dividends  $      1.90  $     1.75   $     1.65  $      1.50 $      1.35

  Book Value -
    End of Year   $     45.97  $    42.42   $    39.30  $     37.01  $    29.32

                               24
             Zachary Bancshares, Inc. and Subsidiary
          AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS for the years ended December 31, 1998 and 1997

                                    1998                       1997
                                 INTEREST   AVERAGE          INTEREST  AVERAGE
                       AVERAGE    INCOME/    YIELD/  AVERAGE  INCOME/  YIELD/
                       BALANCE    EXPENSE    RATE    BALANCE  EXPENSE  RATE
          ASSETS
Interest Earning Deposits
  and Reserve Funds $ 5,474,365  $  288,461  5.27% $ 2,079,000 $  112,694  5.42%
Securities:
  Taxable            22,013,923   1,352,543  6.14   28,156,000  1,758,344  6.25
Loans                48,987,560   4,450,667  9.09   40,690,000  3,601,644  8.85
Total Earning Assets 76,475,848   6,091,671  7.97%  70,925,000  5,472,682  7.72%

Allowance for Loan
  Losses               (795,754)                      (809,000)
Nonearning Assets     5,775,238                      5,180,000
     Total Assets   $81,455,332                    $75,296,000
LIABILITIES AND
STOCKHOLDERS' EQUITY

FHLB Borrowings     $    13,151  $      681  5.18%  $     -     $   -       - %
Savings/NOW Accounts 19,143,843     539,028  2.82%   19,809,000   589,931  2.98
Insured Money Market
  Accounts            4,411,314      86,917  1.97     4,964,000   107,307  2.16
Certificates of
  Deposit            32,627,785   1,698,320  5.21    28,770,000 1,451,009  5.04
Total Interest Bearing
  Liabilities        56,196,093   2,324,946  4.14%   53,543,000 2,148,247  4.01%

Demand Deposits      16,355,885                      13,269,000
Other Liabilities       657,854                         562,000
Stockholders' Equity  8,245,500                       7,922,000

Total Liabilities
  and Stockholders'
     Equity         $81,455,332                     $75,296,000
     Net Interest Income         $3,766,725                    $3,324,435
Net Interest Income - Spread                 3.83%                         3.71%
Net Interest Income as a %
     of Total Earning Assets                 4.93%                         4.69%






                               25

             Zachary Bancshares, Inc. and Subsidiary
                        INTEREST DIFFERENTIAL
                 for the year ended December 31, 1998

                                      1998 OVER 1997
                                      CHANGE              TOTAL
                                  ATTRIBUTABLE TO        INCREASE
                                VOLUME       RATE       (DECREASE)
Interest Earning Assets:
Reserve Funds Sold            $ 181,457     $ (5,690)   $  175,767
Securities                     (380,762)     (25,039)     (405,801)
Loans                           742,851      106,172       849,023
Total Interest Income           543,546       75,443       618,989

Interest Bearing Liabilities:
Bank Borrowings                     341          340           681
Savings and NOW Accounts        (19,515)     (31,388)      (50,903)
Insured Money Market Accounts   (11,448)      (8,942)      (20,390)
Certificates of Deposit         197,856       49,455       247,311
Total Interest Expense          167,234        9,465       176,699
Increase in Interest
  Differential                $ 376,312    $  65,978     $ 442,290

           CONDENSED CONSOLIDATED STATEMENTS OF INCOME

   for the quarter periods in the year ended December 31, 1998

                                               1998
                             4TH          3RD          2ND          1ST
                           QUARTER      QUARTER      QUARTER      QUARTER
  Interest Income        $1,600,194   $1,534,864   $1,511,388   $1,445,225
  Interest Expense          576,072      592,926      591,611      564,337
    Net Interest Income   1,024,122      941,938      919,777      880,888

  Provision for
    Loan Losses              63,079       52,134       51,567       23,785
  Net Interest Income
    after Provision
    for Loan Losses         961,043      889,804      868,210      857,103
  Other Income              169,168      175,634      161,966      158,296
  Other Expenses            665,135      694,491      651,506      645,990
    Income before
      Income Taxes          465,076      370,947      378,670      369,409

  Applicable Income Tax
    Expense                 159,547      131,760      122,910      122,225

  Net Income             $  305,529   $  239,187   $  255,760   $  247,184

  Per Share:
    Net Income           $     1.57   $     1.24   $     1.32   $     1.28

    Cash Dividends       $     1.00   $    -       $      .90   $    -


                               26
           CONDENSED CONSOLIDATED STATEMENTS OF INCOME

        for the quarter periods in the year ended December 31, 1997

                                                1997
                               4TH         3RD         2ND         1ST
                             QUARTER     QUARTER     QUARTER     QUARTER

   Interest Income         $1,420,659  $1,410,438  $1,344,448  $1,297,137
   Interest Expense           549,390     534,827     533,158     530,872
       Net Interest Income    871,269     875,611     811,290     766,265

    Provision for
      Loan Losses               7,395       8,245       7,735       7,479
    Net Interest Income
      after Provision
      for Loan Losses         863,874     867,366     803,555     758,786
    Other Income              166,216     181,160     161,327     151,068
    Other Expenses            673,466     654,114     618,991     609,967
      Income before
        Income Taxes          356,624     394,412     345,891     299,887

    Applicable Income Tax
      Expense                 131,134     124,500     117,725      96,053

     Net Income            $  225,490   $ 269,912  $  228,166    $203,834

    Per Share:
     Net Income            $     1.17   $    1.39  $     1.18    $   1.05

     Cash Dividends        $     . 95   $    -     $      .80    $   -





















                               27
             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
          FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The Company evaluates its financial strength through continual review by management of asset quality, capital, earnings and li quidity. The Company continuously addresses each area on an individual and corporate basis. The following Management's Discussion and Analysis relates to the Company's financial position for the years 1998 and 1997. This information is a part of and should be read in conjunction with the financial statements and related notes. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity or capital.

CAPITAL

     The Company's capital continues to exceed regulatory requirements and peer group averages. Regulatory Risk Based Capi tal requirements for 1998 and 1997 was 8.0%. Regulatory Leverage Ratio requirements was 4% for the same time period. The Company's Equity to Assets Ratio includes the effect of the unrealized gain or loss on securities discussed in Note C. The Company's ratios as of December 31 are as follow:

                                           1998           1997

        Risk Based Capital Ratio          16.87%         18.14%
        Leverage Ratio                    10.42%         10.38%
        Equity to Assets Ratio            10.13%         10.04%

    Earnings will continue to be the Company's main source of capital growth. Management is committed to capital growth through earnings retention. An earnings retention ratio is the percentage of current earnings retained within the capital struc ture. The Company's earnings retention ratios at December 31 are as follows:


                                                 Shareholder      Retention
                                  Net Income      Dividends         Ratio

       1998                       $1,047,660       $367,967          65%
       1997                       $  927,402       $338,918          63%

   The Company distributed to shareholders, cash dividends of $1.90 and $1.75 per share in 1998 and 1997, respectively.

LIQUIDITY

    Liquidity management is the process of ensuring that the Ba nk's assets and liabilities are appropriately structured. The Company's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash. Management continually monitors the balance sheet to ensure its ability to meet current and future depositor requirements and loan funding commitments. The Company does not anticipate difficulties in meeting funding obligations.




                               28

RESULTS OF OPERATIONS

Overview

    Zachary  Bancshares, Inc.'s (ZBI) net  income  for  1998  was
$1,047,660  compared  to $927,402 for 1997  or  a  13%  increase.
ZBI's income stream is from core banking products and services. ZBI continues to benefit from strong regional and local economies and expects continued growth. The following table indicates ZBI's equity position and balance sheet trends. The effect of the unrealized gain or loss on securities discussed in Note C is included in the Stockholders' Equity data.


                                                     Growth Trends
                                                (year to year in $ and %)

                                      98 to 97                 97 to 96

 Stockholders' Equity            $  688,026  or  8.4%     $  602,859  or  7.9%
 Average Assets                  $6,159,332  or  8.2%     $1,740,000  or  2.4%

Earnings Analysis

    The Company's 1998 Net Interest Income increased 13.3%.   Net
Interest Income in 1998 was $3,766,725 compared to $3,324,435 for 1997.

    Average earning assets were $76,475,848 in 1998 compared to $70,925,000 in 1997. The following table depicts the Company's average earning assets components in thousands of dollars and the respective percentage relationship.

                              1998                      1997

 Reserve & FHLB Funds       $ 5,474    7%            $  2,079          3%
 Securities                  22,014   29%              28,156         40%
 Loans                       48,988   64%              40,690         57%

    Average Earning Assets  $76,476  100%             $70,925        100%

   The previous table indicates growth in average earning assets. Management actively pursued increases in the Company's loan portfolio in 1998 and 1997. The majority of the Company's loans are secured by local, single family dwellings, with a fixed rate and 5 year balloon repricing terms.

    Average deposit liabilities were $72,551,978 in 1998 compared
to  $66,812,000  in  1997.   The following  table  depicts  ZBI's
average   deposit  liabilities  components  and  the   respective
percentage relationship, dollars in thousands.

                                    1998               1997

 Other Borrowings                $    13    0%       $   -      0%
 Demand Deposits                  16,356   23%        13,269   20%
 Savings & NOW                    19,144   26%        19,809   30%
 Money Market                      4,411    6%         4,964    7%
 Certificates                     32,628   45%        28,770   43%

  Average Depositor Liability    $72,552  100%       $66,812  100%

                               29
    Marketing emphasis has been on checking products that fit the people's needs in the local community while emphasizing the Company's community bank orientation. Free checking for depositors 50 years or older and student checking accounts are two examples of how the Company has adjusted its product mix to increase the checking customer base. The Company plans to offer an internet banking solution in 1999 while still maintaining its community flexibility and local control.

   The Company's net interest spread and margin are shown below. Net interest spread is the difference between the yield on earning assets and the cost of funding. Net interest margin is net interest income as a percent of average earning assets.

                                       1998            1997

   Net Interest Spread                 3.83%           3.71%
   Net Interest Margin                 4.93%           4.69%

    The Company's interest rate sensitivity is measured monthly and considered by the board and management. Interest rate sensitivity results from the timing differences at which assets and liabilities may be repriced as market rates change. The Company utilizes various measurement techniques to analyze and predict interest rate sensitivity. The Company's cumulative GAP (Interest Rate Sensitive Assets/Interest Rate Sensitive Liabilities) on December 31, 1998 was 128.5% at the one year time horizon and 110.00% at the 24 month time horizon. The 12 month GAP indicates $8,519,000 more assets will reprice than liabilities. The 24 month horizon will reprice $4,010,000 more assets than liabilities.

    The  Company  uses  computer simulation to  predict  the  net interest margin change at various interest rate shifts. The December, 1998 simulation indicates the Company's net interest margin will change by less than 5.6% if interest rates move up or down 3% at the 12 month horizon.

    The Company sold no securities in 1998 while sales in 1997 resulted in a $5,392 cumulative loss. In 1997, the Company was repositioning the securities portfolio to either effect future earnings, sell less marketable items or effect the Bank's asset and liability position.


Bank Premises and Equipment

   Bank Premises and Equipment increased $1,373,982 to $3,067,869 at December 31, 1998 from $1,693,887 at December 31, 1997. The Company entered into a contract totaling $2,916,826 for the construction of a new main office facility to be located in Zachary, Louisiana. Construction began in March, 1998 and will be completed during the second quarter of 1999. Under the terms of the contract, disbursements totaling $1,703,220 have been made as of December 31, 1998.






                               30
Allowance and Provision for Loan Losses

    The  Allowance  for  Loan  Losses is  the  amount  Management
determines   necessary  to  reduce  loans  to   their   estimated
collectible amounts and to provide for future losses in certain loans which are currently unidentified.

   The provision for loan losses is the amount charged to current
earnings   which   are  contributed  to  the  allowance,   hereby
maintaining  the  allowance's  integrity.  The  following   table
reflects year end Allowance and Provision totals:

                                     1998                1997

   Allowance for Losses            $858,856            $771,850
   Provision for Losses            $190,565            $ 30,854

    Management utilizes diversification by loan type, borrower, purpose and industry in combination with individual credit standards to balance the Company's credit risks. Loans are reviewed to facilitate identification and monitoring of potentially deteriorating credits. Management considers the current allowance adequate to absorb potential losses.


Non-Performing Assets

    Non-performing assets include non-accrual loans, restructured loans and foreclosed assets. Loans are placed on non-accrual when a borrower's financial position has weakened or the ability to comply with contractual agreements becomes reasonably doubtful. Restructured loans have had original contractual agreements renegotiated because of the borrower's apparent inability to fulfill the contract. Other Real Estate, by State Law, is carried at the lower of cost or current market value for any asset appraised in excess of $40,000.

   The following table represents non-performing and renegotiated assets at year end:

                                       1998           1997

   Non-Accrual Loans                 $126,829       $216,598
   Restructured Loans                   -              -
   Other Real Estate                  191,592        217,401

          Total                      $318,421       $433,999

    The Company maintains an internal watch list for management purposes for loans (both performing and non-performing) that have been identified as requiring special monitoring. The watch list consists of accruing, non-accruing and restructured loans. These loans have characteristics resulting in management's concern of the borrower's current ability to meet the loan contract. Watch list totals at December 31 are:


                            1998                     1997

                         $1,474,000               $1,316,800



                               31
   In 1998, the Company realized a $299 gain on the sale of other real estate, similar 1997 sales resulted in a $11,684 gain.

Other Income

    Total other income increased 1% to $665,064 at December 31, 1998 from $658,468 at December 31, 1997. Of these totals, service charges on deposit accounts was $497,413 during 1998 and $505,552 in 1997. Other operating income increased to $167,651 at December 31, 1998 from $158,308 at December 31, 1997. Other operating income includes fee income from investment sales which the Company received under the terms of a contract with a third party which offers discount brokerage service at the Company's facility.

Other Expense

    Salaries and employee benefits increased 1.6% to $1,485,386 compared to $1,462,089 in 1997. Occupancy expense increased 13.8% to $185,397 from $162,977 in 1997. Other operating expenses increased 5.4% as a whole year of expenses related to the Company's inhouse computer system is reflected in the 1998 figures compared to the 1997 when the Company converted in the middle of February to the new system. Year 2000 (Y2K) expenses accounted for $15,000 of the increase in other operating expense.

Income Tax

    The Company's income was fully taxable in both 1998 and 1997 and expects to remain so in 1999.

Year 2000 Issues

    Management does not feel that the issues related to Y2K are reasonably likely to have or will have a material effect on the Company's liquidity, capital resources, or results of operation. The following information is given regarding this determination.

    The Bank purchased in February, 1997, an IBM AS400 V4R2 computer running Peerless 21 software as its core application processor. Both of these mission critical systems have been successfully tested for the Y2K issues during the week of October 19, 1998. One hundred thirty other financial institutions using this same software/hardware configuration have also successfully tested the Peerless 21/IBM AS400 setup. The other mission critical system successfully tested was the interface for ACH, fed cash letters, etc. with the Federal Reserve System through our correspondent, First National Bankers Bank. All third party vendors have been contacted and their products have been tested and replaced, if necessary.

    The Bank has had two FDIC Y2K readiness exams during the last six months and received satisfactory results on both.



                               32
Approximately $15,000 was expensed during 1998 for software upgrades and testing. For 1999, $60,000 has been budgeted for these types of expenses, known and unknown.

    The Board of Directors of the Bank have been given monthly updates on the status of our Y2K readiness and have approved the following policies: (a) Policy for responding to Customer Inquiries Regarding Y2K; (b) Bank of Zachary 2000 Test Plan; (c) Bank of Zachary Emergency Operating Procedures and Y2K Business Resumption Plan. The Bank is presently performing a risk assessment of its larger customers and preliminarily these do not represent any material financial effect on the Bank.

   This discussion entitled "Year 2000 Issues" includes certain "forward looking statements" within the meaning of the Private Securities Litigation Act of 1995(PSLA). This statement is included for the purpose of availing the Company of the protections of the safe harbor provisions of the PSLA.
Management's ability to predict the results or the effects of Year 2000 issues is inherently uncertain and subject to factors that may cause actual results to materially differ from those anticipated. Factors that could affect actual results include the possibility that contingency plans and remediation efforts will not operate as intended, the Bank's failure to timely or completely identify all software and hardware applications that require remediation, unexpected costs, and the general uncertainty associated with the impact of Year 2000 issues on the banking industry, the Bank's customers, vendors, and others with whom it conducts business. Readers are cautioned not to place undue reliance on these forward looking statements.

























                               33

ZACHARY BANCHARES, INC.       ZACHARY BANCSHARES, INC.     BANK LOCATIONS
OFFICERS                      AND BANK OF ZACHARY
                              DIRECTORS                    MAIN OFFICE
                                                           4700 Main Street
Harry S. Morris, Jr.          Russell Bankston             Zachary, LA
President & C.E.O.            Chairman of the Board
                                                           PLAZA BRANCH
Winston E. Canning            Rodney S. Johnson            2210 HWY 64
Secretary                     Vice Chairman                Zachary, LA

J. Larry Bellard              Hardee M. Brian              CENTRAL BRANCH
Treasurer                     Winston E. Canning           13444 Hooper Road
                              Howard L. Martin, M.D.       Baton Rouge, LA
BANK OF ZACHARY               Albert C. Mills, III, PhD.
OFFICERS                      Harry S. Morris, Jr.

Harry S. Morris, Jr.          Director Emeritus            INFORMATION
President & C.E.O.
                              A. C. Mills, Jr.          Request for additional
Winston E. Canning            Leonard F. Aguillard      information or copies
Executive Vice President                                of Form 10KSB filed
                                                        with the Securities
J. Larry Bellard                                        and Exchange Commission
Vice President                                          in Washington, D.C.
& Cashier                                               should be directed
to:
                           STOCK INFORMATION
Gerard R. "Bubba" Beatty                                Chief Financial Officer
Vice President           The Company's stock is not     Zachary Bancshares, Inc.
                         listed on any security         Post Office Box 497
Warren Couvillion        exchange.  Therefore,          Zachary,LA 70791-0497
Vice President           Zachary Bancshares, Inc.
                         does not have exchange
Kathleen Parker          data that provides high
Vice President           and low stock prices.            TRANSFER AGENT
                                                           & REGISTRAR
Judy W. Andrews          Cash dividends paid
Assistant Vice President were $1.90 per share in
                         1998 and $1.75 in 1997.        Bank of Zachary
                                                        Post Office Box 497
Ethel M. Womack                                         Zachary, LA 70791-0497
Assistant Vice President

Laura Steen
Operations Officer
                           INDEPENDENT ACCOUNTANTS
Melinda White            Hannis T. Bourgeois, L.L.P.
Note Supervisor          Certified Public Accountants
& Compliance Office      2322 Tremont Dr., Suite 200
                         Baton Rouge, LA 70809
Sandra Worthy
Operations Officer



                               34